Steel and Iron Products SaleContract of Shanxi Taigang Stainless Steel Co., Ltd.

Type of the Order: Y002	Order No.: 160408	Date of Execution Jul.28, 2009	Place of Execution: Tai Yuan	Date of Delivery:, 2009	Factory of Delivery: Hot Strip Rolling Factory(2250)

Seller
Name: Shanxi Taigang Stainless Steel Co., Ltd.
Address: #113 North Jiefang Road, Taiyuan
Zip Code: 030003 Fax: Tel.
Opening Bank:
Bank Account:
Tax I.D.:
Legal Representative or Authorized Representative of the Seller
Stamp
	Purchaser	Name: Shanxi Guolian Pipe Industry Group Co., Ltd. Address: Zip Code: 030600 Fax: Tel.: Opening Bank: Bank Account: Tax I.D. Legal Representative or Authorized Representative of the Purchaser Stamp
Other Contents
1. where the overage and shortage is +/- 3% of the total weight, …     ; where the increase or the decrease in the actual weight per piece exceeds the scope of overage and shortage, the quantity actually delivered shall prevail. The scales difference ≤3%.
2. The special requirements in technical conditions, if any, shall be specified in the Contract; and where the Seller handle the rail transportation for and on behalf of the Purchaser, the freight and miscellaneous charges shall be borne by the Purchaser.

3. In case of any inconsistence between the delivery and the Contract, the Purchaser shall launch the claim with the Seller within 10 days upon its receipt of the goods and shall keep the goods under the conditions existing at the time of delivery.
4. In case of any dispute, the parties shall raise the litigation with the local People’s court of the competent jurisdiction in the place where the Seller is located.
5. The Contract shall not be amended or rescinded unless agreed by the parties in writing through negotiations.

Remarks:	Terms of Payment: payment before the 10th day of the month; subject to the planned order.
Line No.	Name		Steel No.	Specifications	Ordered Quantity (Ton)	Standards	Tax-inclusive Price (RMB YUAN/Ton)
0010	Pipeline Steel Strip		X52	10,300 mm X1, 350,000 ,,	2100.000	Q/TX3406-2609	Market Price prevailing in Taiyuan at the time of delivery
	Receiver	Shanxi Guolian Pipe Industry Group Co., Ltd.		Special Line		Station of Destination	Self-pickup
Notes: packing code: ordinary; maximum weight: 30.0 TON, minimum weight: 20.0 TON; ex factory upper deviation in thickness: 0.000 mm; ex factory lower deviation in thickness: -0.500 mm; special requirements of the client on thickness: none

0020	Pipeline Steel Strip		X52	0.300 mm X1, 500.000 mm	2700.000	Q/TX3405-2008	Market Price prevailing in Taiyuan at the time of delivery

	Receiver	Shanxi Guolian Pipe Industry Group Co., Ltd.	Special Line	Station of Destination	Self-pickup
Notes: (/km)<=0.82, packing code: ordinary; maximum weight: 30.0 TON, minimum weight: 20.0 TON; ex factory upper deviation in thickness: 0.000 mm; ex factory lower deviation in thickness: -0.500 mm; special requirements of the client on thickness: yes

	Receiver		Special Line	Station of Destination

In Total			Total weight in order (ton)	Amount (RMB YUAN)
Notes: This Contract is a standard contract. The Purchaser is advised to carefully review the contract.